Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-147122 and 333-147122-01

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Preliminary Term Sheet

Cleco Katrina/Rita Hurricane Recovery Funding LLC
Issuing Entity

$180,600,000*
2008 Senior Secured Storm Recovery Bonds

Transaction Summary

We, Cleco Katrina/Rita Hurricane Recovery Funding LLC, are issuing up to $180,600,000* of 2008 Senior Secured Storm Recovery Bonds in multiple tranches (the “Bonds”).  The Bonds are our senior secured obligations and will be secured by the storm recovery property, which includes the right to a special, irrevocable nonbypassable charge (“storm recovery charge”) paid by all existing and future Louisiana Public Service Commission-jurisdictional customers of Cleco Power LLC (“Cleco Power”) as discussed below.  Storm recovery charges are required to be adjusted semi-annually, and more frequently as necessary, to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the Bonds during the subsequent 12-month period (the “true-up mechanism”).

In August and September 2005, Cleco Power was struck by the two worst natural disasters ever to strike its system and its customer base, Hurricanes Katrina and Rita.  A special statute, Act 64 of 2006, codified as La. R.S. 45:1226-1236, enacted in May 2006 (the “Securitization Act”), was established to provide a financing mechanism through which electric utilities can use securitization financing to recover storm recovery costs, including the financing of a storm recovery reserve, by issuing “storm recovery bonds.”  The Louisiana Public Service Commission (the “Louisiana Commission”) issued an irrevocable financing order to Cleco Power on September 17, 2007 (the “Financing Order”) authorizing the issuance of storm recovery bonds with an aggregate principal amount of up to approximately $187 million.  The Financing Order became final and non-appealable on October 3, 2007.  Pursuant to the Financing Order, Cleco Power established us as a bankruptcy remote special purpose subsidiary company to issue the Bonds.

In the Financing Order, the Louisiana Commission authorized a storm recovery charge to be imposed on all of Cleco Power’s existing or future Louisiana Commission-jurisdictional customers who remain attached to Cleco Power’s (or its successors) electric transmission or distribution lines, and who, via such lines, receive any type of service from Cleco Power (or its successors) under rate schedules or special contracts approved by the Louisiana Commission (currently approximately 273,000 customers).  Storm recovery charges are set and adjusted to collect amounts sufficient to pay principal, interest and other required amounts on a timely basis.  Cleco Power, as initial servicer, will collect storm recovery charges on our behalf and remit storm recovery charges daily to the indenture trustee.  The initial storm recovery charge would represent approximately 1% of the total bill received by a 1,283 kWh residential customer of Cleco Power as of December 31, 2007.

The Financing Order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana Commission set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana Commission.

The Bonds will not constitute a liability of Cleco Power, Cleco Corporation or any of their affiliates (other than us). The Bonds will not be a debt or obligation of the State of Louisiana, the Louisiana Commission or any other governmental agency or instrumentality, and will not be a charge on the full faith and credit or the taxing power of the State of Louisiana or any other governmental agency or instrumentality.

All matters relating to the structuring and pricing of the Bonds have been considered jointly by Cleco Power and the Louisiana Commission, acting through its financial advisor. The financial advisor to the Louisiana Commission is

Pathfinder Capital Advisors, LLC

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any Bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 13 of this Preliminary Term Sheet.

Credit Suisse
Sole Bookrunner

Wachovia Securities, Inc.

DEPFA First Albany Securities LLC

* Preliminary; subject to change

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

$180,600,000*

Cleco Katrina/Rita Hurricane Recovery Funding LLC

2008 Senior Secured Storm Recovery Bonds

Summary of Terms

Anticipated Bond Offering*

Tranche(1)	Expected Average Life (Years)	Size ($ )	Scheduled Maturity(2)	Scheduled Principal Payments Begin	No. of Scheduled Semi-annual Principal Payments
A-1	5.00	Up to $113,000,000	03/1/2017	03/1/2009	17
A-2	10.59	Up to $67,600,000	03/1/2020	03/1/2017	7

Issuing Entity and Capital Structure

Cleco Katrina/Rita Hurricane Recovery Funding LLC. We are a special purpose bankruptcy-remote limited liability company wholly-owned by Cleco Power. We were formed solely to purchase and own the storm recovery property (defined in “Credit/Security”), to issue storm recovery bonds and to perform activities incidental thereto. In addition to the storm recovery property, our assets will include a capital investment by Cleco Power in the amount of 0.5% of the Bonds’ initial principal amount. This capital contribution will be held in the capital subaccount. We will also have an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining after all payments on the Bonds have been timely made.

Securities Offered

Senior secured fixed-rate bonds, as listed above, scheduled to pay principal and interest semi-annually and sequentially in accordance with the expected sinking fund schedule. See “Expected Sinking Fund Schedule.”

Required Ratings	Aaa/AAA/AAA by Moody’s, S&P and Fitch, respectively.

Payment Dates and Interest Accrual

Fixed Rate: Interest payable semi-annually, March 1 and September 1. Interest will be calculated on a 30/360 basis. The first scheduled payment date is March 1, 2009.

Interest is due on each payment date and principal is due upon the final maturity date, but is expected on the scheduled maturity date for each tranche.

Optional Redemption	None. Non-call for the life of the Bonds.

Average Life	Prepayment is not permitted. Extension risk is possible but is expected to be statistically remote.

(1) Each tranche pays sequentially.

(2) The final maturity date (i.e., the date by which the principal must be repaid to prevent a default) of each tranche of the Bonds is three years after the scheduled maturity date for such tranche.

* Preliminary; subject to change.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Credit/Security

Pursuant to the Financing Order, the irrevocable right to impose, collect and receive a nonbypassable storm recovery charge from all of Cleco Power’s customers (currently approximately 273,000 customers). Storm recovery charges are set and adjusted to collect amounts sufficient to pay principal, interest and other required amounts on a timely basis. See also “Issuing Entity and Capital Structure” and “True-up Mechanism for Payment of Scheduled Principal and Interest.”

The storm recovery property securing the Bonds consists of Cleco Power’s rights and interests under the Financing Order that are transferred to us in connection with the issuance of the Bonds, including the irrevocable right to impose, collect and receive nonbypassable storm recovery charges and the right to implement the true-up mechanism. Storm recovery property is a present contract right created by the Securitization Act and the Financing Order and vested in us, and is protected by the state pledge in the Securitization Act and the Louisiana Commission pledge in the Financing Order.

Nonbypassable Storm Recovery Charges

The nonbypassable storm recovery charges are applied to all existing and future Louisiana Commission-jurisdictional customers who remain attached to Cleco Power’s (or its successor’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco Power (or its successor) under rate schedules or special contracts approved by the Louisiana Commission. Any customer who self-generates or co-generates electricity will be assessed storm recovery charges based upon the total firm and standby load served by Cleco Power. Only those existing customers who completely sever interconnection with Cleco Power may become exempt from continued payment of the storm recovery charges. In the Financing Order, the Louisiana Commission committed to ensure that such obligations are undertaken and performed by Cleco Power or any other entity providing electric transmission and/or distribution services to Cleco Power’s Louisiana Commission-jurisdictional customers.

True-up Mechanism for Payment of Scheduled Principal and Interest	Storm recovery charges are required to be adjusted semi-annually to:

• correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and

•      ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the Bonds during the subsequent 12-month period.

The servicer may also make interim true-up adjustments more frequently under certain circumstances.

Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

The Financing Order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana Commission set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana Commission.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

State Pledge

The State of Louisiana has pledged in the Securitization Act that it will not take or permit any action that impairs or would impair the value of the storm recovery property, or, except for certain true-up adjustments, reduce, alter or impair the storm recovery charges to be imposed, collected and remitted to storm recovery Bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the Bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the Financing Order and the full protection of the Bondholders and any assignee or financing party.

Louisiana Commission Pledge

The Louisiana Commission has jurisdiction over Cleco Power pursuant to Article 4, Section 21, of the Louisiana Constitution. The Louisiana Commission has pledged in the Financing Order that (i) the Financing Order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the Bonds and the related financing costs and (ii) except in connection with a refinancing or refunding, or to implement any true-up mechanism adopted by the Louisiana Commission as described in the Securitization Act, it may not amend, modify or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in the Financing Order, provided that nothing in clause (ii) shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the Financing Order and the full protection of the Bondholders and any assignee or financing party.

Credit Risk

The Financing Order states that the broad-based nature of the true-up mechanism and the pledges by the State of Louisiana and the Louisiana Commission, along with other elements of the Bonds, will serve to minimize, if not effectively eliminate, for all practical purposes and circumstances, any credit risk associated with the storm recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest on the storm recovery bonds as and when legally due).

Tax Treatment	The Bonds will be treated as debt for U.S. federal income tax purposes.

Type of Offering	SEC registered.

ERISA Eligible	Yes, as described in the base prospectus.

20% International Counterparty Risk Weighting

Under the standardized approach provided in the framework established by “International Convergence of Capital Management and Capital Standards: A Revised Framework” (as amended, “Basel II”), the Bonds may attract a risk weighting of 20% on the basis that the Bonds are rated in the highest category by a major rating agency. In the alternative, under the framework established by Basel II, the Bonds may attract the same risk weighting if the Bonds are considered to be “guaranteed” by a non governmental public sector entity.

If held by financial institutions subject to regulation in countries (other than the United States) that have adopted and continue to use or permit the use of the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision (as amended, the “Basel Accord”) for risk weighting, the Bonds may attract the same risk weighting as “claims on” or “claims guaranteed by” non-central government bodies within the United States, which are accorded a 20% risk weighting. We note, however, that the analysis under the Basel Accord may be different than that under Basel II.

There is no assurance that the Bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing Basel II, the Basel Accord or any transitional regime. Investors should consult their regulators before making any investment in the Bonds.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

OTHER CONSIDERATIONS

Seller, Sponsor and Initial Servicer of the Storm Recovery Property

Cleco Power is an integrated electric utility that conducts generation, purchase, transmission, distribution and sale operations subject to the jurisdiction of the Louisiana Commission and the Federal Energy Regulatory Commission, or FERC, among other regulators, which also engages in energy management activities. Cleco Power is a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy services holding company.

Cleco Power, acting as the initial servicer, and any successor servicer, will service the storm recovery property securing the Bonds under a servicing agreement with us. Neither Cleco Power nor Cleco Corporation nor any other affiliate (other than us) is an obligor on the Bonds.

Sole Bookrunner	Credit Suisse Securities (USA) LLC

Underwriting Syndicate	Wachovia Securities, Inc. and DEPFA First Albany Securities LLC

SETTLEMENT
Indenture Trustee	U.S. Bank National Association

Expected Settlement	February , 2008, settling flat. DTC, Clearstream and Euroclear.

Use of Proceeds

Upon the issuance and sale of the Bonds, we will use the net proceeds to pay to Cleco Power the purchase price of the storm recovery property.

The net proceeds from the sale of the storm recovery property (after payment of up front financing costs) will be used by Cleco Power as follows: Cleco Power will use approximately $50 million to fund storm recovery reserves to be held in a segregated restricted account. Cleco Power will use the remaining portion of the proceeds (approximately $126 million as of March 1, 2008), which is reimbursement for storm recovery costs previously expended by Cleco Power from internally-generated funds, for working capital and other general corporate purposes.

More Information	For a complete discussion of the proposed transaction, please read the definitive base prospectus and the accompanying prospectus supplement when available.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Parties to Transaction and Responsibilities

Flow of Funds to Bondholders

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Key Questions and Answers on True-Up Mechanism

Q1:         Could the Financing Order be rescinded or altered?

A:            No.  The Securitization Act and the Financing Order provide that the Financing Order is irrevocable.

Q2:         Are the Louisiana Commission’s obligations under the Financing Order, including its obligations to implement the true-up mechanism, enforceable by Bondholders?

A:            Yes.  The Financing Order provides that the true-up mechanism and all other obligations of the Louisiana Commission and the State of Louisiana set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana Commission.

Q3:         Could the Securitization Act be repealed or altered in a manner that will impair the value of the security or prevent timely repayment of the bonds?

A:            Not without potentially violating the State pledge in the Securitization Act or the Louisiana Commission pledge in the Financing Order.  Any such action by the State of Louisiana that impairs the value of the security or timely repayment of the Bonds would violate the State’s pledge in the Securitization Act not to take such action, unless the State of Louisiana or the Louisiana Commission acts in order to serve a significant and legitimate public purpose, such as protecting the public health and safety or responding to a national or regional catastrophe affecting Cleco Power’s Louisiana service territory, or if the State of Louisiana otherwise acts in the valid exercise of the State’s police power.

Q4:         Are there any reasonably foreseeable circumstances in which the true-up mechanism would not be required to be applied to customer bills, e.g., economic recession, temporary power shortages, blackouts, or bankruptcy of the parent company?

A:            No.  Once the Bonds are issued, the provisions of the Financing Order (including the true-up mechanism) are unconditional.  If collections differ or are projected to differ from forecasted revenues, regardless of the reason, Cleco Power is required semiannually, and quarterly following the last final scheduled payment date, to submit to the Louisiana Commission an adjustment to the storm recovery charges as necessary to ensure the imposition of charges projected to be sufficient to provide payment of principal and interest on the Bonds and other costs in connection with the Bonds on a timely basis.  Under the Financing Order, the staff of the Louisiana Commission will confirm the mathematical accuracy of the submission and approve the imposition of the adjusted storm recovery charges within 15 days.  The adjusted storm recovery charges will immediately be reflected on the customer’s next bill. Any errors identified by the Louisiana Commission will be corrected in the next true-up adjustment.  Furthermore, any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

Q5:         Can customers avoid paying storm recovery charges if, in the future, they are permitted to switch electricity providers?

A:            No.  The Securitization Act provides that the storm recovery charges are nonbypassable.  This means that the storm recovery charges are applied to all existing and future Louisiana Commission-jurisdictional customers who remain attached to Cleco Power’s (or its successor’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco Power (or its successor) under rate schedules or special contracts approved by the Louisiana Commission.  Any customer who self-generates or co-generates electricity will be assessed storm recovery charges based upon the total firm and standby load served by Cleco Power.  Any customer who completely severs interconnection with Cleco Power may become exempt from continued payment of the storm recovery charges.

Q6:         Is there any cap or limit on the amount of the storm recovery charge for any customer?

A:            No.  There is no cap nor any time limit on the imposition of storm recovery charges.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Expected Sinking Fund Schedule*

Payment Date	Tranche A-1	Tranche A-2
3/1/2009	$8,566,886	$—
9/1/2009	$5,209,908	$—
3/1/2010	$5,895,763	$—
9/1/2010	$5,598,241	$—
3/1/2011	$6,283,615	$—
9/1/2011	$5,994,999	$—
3/1/2012	$6,695,130	$—
9/1/2012	$6,416,572	$—
3/1/2013	$7,123,575	$—
9/1/2013	$6,841,252	$—
3/1/2014	$7,571,597	$—
9/1/2014	$7,292,834	$—
3/1/2015	$8,039,182	$—
9/1/2015	$7,764,502	$—
3/1/2016	$8,527,195	$—
9/1/2016	$8,257,094	$—
3/1/2017	$921,655	$8,114,924
9/1/2017	$—	$8,821,848
3/1/2018	$—	$9,674,381
9/1/2018	$—	$9,477,188
3/1/2019	$—	$10,354,099
9/1/2019	$—	$10,169,916
3/1/2020	$—	$10,987,645
Total Payments	$113,000,000	$67,600,000

* Preliminary; subject to change. The sum of the payments for a tranche in the schedule may not equal the total payments because of rounding.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Expected Amortization Schedule*

Outstanding Principal Balance Per Tranche

	Tranche A-1	Tranche A-2
Payment Date	Balance	Balance
Initial Principal Balance	$113,000,000	$67,600,000
3/1/2009	$104,433,114	$67,600,000
9/1/2009	$99,223,206	$67,600,000
3/1/2010	$93,327,443	$67,600,000
9/1/2010	$87,729,202	$67,600,000
3/1/2011	$81,445,587	$67,600,000
9/1/2011	$75,450,588	$67,600,000
3/1/2012	$68,755,457	$67,600,000
9/1/2012	$62,338,886	$67,600,000
3/1/2013	$55,215,310	$67,600,000
9/1/2013	$48,374,059	$67,600,000
3/1/2014	$40,802,462	$67,600,000
9/1/2014	$33,509,628	$67,600,000
3/1/2015	$25,470,446	$67,600,000
9/1/2015	$17,705,943	$67,600,000
3/1/2016	$9,178,749	$67,600,000
9/1/2016	$921,655	$67,600,000
3/1/2017	$—	$59,485,076
9/1/2017	$—	$50,663,228
3/1/2018	$—	$40,988,847
9/1/2018	$—	$31,511,660
3/1/2019	$—	$21,157,561
9/1/2019	$—	$10,987,645
3/1/2020	$—	$—

* Preliminary; subject to change.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

True-up Mechanism for Payment of Scheduled Principal and Interest

The Financing Order requires the storm recovery charges be adjusted semi-annually, and more frequently as necessary, to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the Bonds during the subsequent 12-month period. Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

The following describes the mechanics for implementing the true-up mechanism. (See also “Key Questions and Answers on True-up Mechanism” on page 7.)

MANDATORY SEMI-ANNUAL TRUE-UPS

The Financing Order provides that storm recovery charges will be reviewed and adjusted semi-annually (or quarterly if any Bonds remain outstanding after the scheduled final payment date of the Bonds) to:

•                  correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and

•                  ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the Bonds and all other required amounts in connection with the Bonds during the subsequent 12-month period.

STEP 1:

Each six months, Cleco Power computes the total dollar requirement for the Bonds for the coming period, which includes scheduled principal and interest payments and all other permitted costs of the transaction, adjusted to correct any prior undercollection or overcollection.

STEP 2:	Cleco Power allocates this total dollar requirement among specific customer classes.

STEP 3:	Cleco Power forecasts consumption by each customer class.

STEP 4:	Cleco Power divides the total dollar requirement for each customer class by the forecasted consumption to determine the storm recovery charge for that customer class.

STEP 5:

Cleco Power must make a true-up filing with the Louisiana Commission, specifying such adjustments to the storm recovery charges as may be necessary, regardless of the reason for the difference between forecasted and required collections. The staff of the Louisiana Commission will confirm the mathematical accuracy of the submission and approve the imposition of the adjusted storm recovery charges within 15 days. The adjusted storm recovery charges will be implemented with the first billing cycle of Cleco Power’s next billing month after the true-up adjustment is filed with the Louisiana Commission. Any errors identified by the Louisiana Commission will be corrected in the next true-up adjustment.

INTERIM TRUE-UPS

In addition, the servicer may also make interim true-up adjustments more frequently at any time during the term of the Bonds:

•                  if the servicer forecasts that storm recovery charge collections will be insufficient to make all scheduled payments of interest and other financing costs in respect of the Bonds during the current or next succeeding payment period or bring all principal payments on schedule over the next two succeeding payment dates, and/or

•                  to replenish any draws upon the capital subaccount.

NON-STANDARD TRUE-UP MECHANISM

The Financing Order requires the servicer to request Louisiana Commission approval of an amendment to the true-up mechanism described above – a non-standard true-up (under such procedures as shall be proposed by the servicer and approved by the Louisiana Commission at the time) – that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic revenue requirement.  No such change shall cause any of the then-current credit ratings of the Bonds to be suspended, withdrawn or downgraded.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

STABLE AVERAGE LIFE

Severe stress cases on electricity consumption result in minor changes (approximately 2 months), if any, in the weighted average lives of each tranche.

 For the purposes of preparing the table above, the following assumptions, among others, have been made: (i) the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.78 standard deviations from mean) or 15% (5.15 standard deviations from mean), (ii) Cleco Power or a successor servicer makes timely and accurate filings to true-up the storm recovery charges semi-annually, and (iii) Cleco Power customers remit all storm recovery charges approximately 19 days after such charges are billed. There can be no assurance that the weighted average lives of the Bonds will be as shown.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Glossary

“Storm Recovery Charges”

Storm recovery charges are special, irrevocable, nonbypassable charges authorized in the Financing Order.  Storm recovery charges are set and adjusted to collect amounts sufficient to pay principal, interest and other required amounts on a timely basis.  Pursuant to the Financing Order, we have the irrevocable right to impose, collect and receive a nonbypassable storm recovery charge from all of Cleco Power’s Louisiana Commission-jurisdictional customers (currently approximately 273,000 customers).

“Security”

All assets held by the Indenture Trustee for the benefit of the holders of the Bonds.  Our principal asset securing the Bonds is the storm recovery property.  The storm recovery property is not a receivable, and the principal credit supporting the Bonds is not a pool of receivables.  It is the irrevocable right to impose, collect and receive nonbypassable storm recovery charges and is a present contract right created by the Securitization Act and the Financing Order and expressly protected by the State’s and the Louisiana Commission’s pledges not to take or permit any action that would impair its value.

“Principal Payments”

Principal will be paid sequentially.  No tranches will receive principal payments until all tranches with earlier expected maturity dates have been paid in full unless there is an acceleration of the Bonds following an event of default in which case principal will be paid to all tranches on a pro-rata basis.  Please see “Expected Sinking Fund Schedule.”

“Legal Structure”

The Securitization Act provides, among other things, that the storm recovery property is a present contract right created pursuant to such Act and the Financing Order, and is protected by the State pledge in the Securitization Act and the Louisiana Commission pledge in the Financing Order.  In the Financing Order, the Louisiana Commission determined that Cleco Power is entitled, pursuant to the Securitization Act, to finance, through the issuance of storm recovery bonds in the amount of up to approximately $187 million, storm recovery costs.  The Financing Order also authorized: (1) Cleco Power’s proposed financing structure and issuance of the Bonds; (2) creation of the storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay the Bonds and associated financing costs; (3) a tariff to implement the storm recovery charges; and (4) a tariff to implement a surcredit to provide customers the benefit of all non-ratepayer recoveries and to address ancillary cost recovery relating to the storm recovery cost process.  The Financing Order became final and nonappealable on October 3, 2007.

“Ratings”

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.  No person is obligated to maintain the rating on any Bond, and, accordingly, there can be no assurance that the ratings assigned to any tranche of the Bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

We and Cleco Power have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-147122 and 333-147122-01) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You can also obtain copies of the registration statement from the SEC upon payment of prescribed charges, or you can examine the registration statement free of charge at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll free at (1-800-221-1037).

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus and prospectus supplement that have been prepared and provided to you for the securities offering to which this Preliminary Term Sheet relates. The prospectus and prospectus supplement contain material information not contained herein, and the prospective purchasers are referred to the prospectus and prospectus supplement, including the final prospectus and prospectus supplement. The prospectus and prospectus supplement contain all material information in respect of the Bonds. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary, and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the Bonds referred to herein. The Bonds are being offered when, as and if issued. In particular, you are advised that these securities are subject to modification or revision (including, among other things, the possibility that one or more tranches of Bonds may be split, combined or eliminated), at any time prior to the availability of a final prospectus.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded to the extent inconsistent with any legends or other information contained herein. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Neither the SEC nor any state securities commission has approved or disapproved of the Bonds or determined if this Preliminary Term Sheet is truthful or complete. Any representation to the contrary is a criminal offense.

Price and availability of the Bonds are subject to change without notice.

Neither the State of Louisiana nor the Louisiana Commission is acting as an agent for us or our affiliates in connection with the proposed transaction.

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

Notice to Residents of Singapore

Each Underwriter acknowledges that this Preliminary Term Sheet has not been registered as a Prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Bonds or caused the Bonds to be made the subject of an invitation for subscription or purchase, and will not offer or sell any Bonds or cause the Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute this Preliminary Term Sheet or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (ii) to a relevant person pursuant to Section 275(1) or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 except:

(1)

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than s$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)

where the transfer is by operation of law the Prospectus relating to the Bonds (“Prospectus”) will, prior to any sale of securities pursuant to the provisions of Section 106D of the Companies Act (Cap. 50), be lodged, pursuant to said Section 106D, with the Registrar of Companies in Singapore, which will take no responsibility for its contents. However, neither this Preliminary Term Sheet nor the Prospectus has been and nor will they be registered as a Prospectus with the Registrar of Companies in Singapore. Accordingly, the Bonds may not be offered, and neither this Preliminary Term Sheet nor any other offering document or material relating to the Bonds may be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than to institutional investors or other persons of the kind specified in Section 106C and Section 106D of the Companies Act or any other applicable exemption invoked under Division 5A of Part IV of the Companies Act. The first sale of securities acquired under a Section 106C or Section 106D exemption is subject to the provisions of Section 106E of the Companies Act.

Notice to Residents of The People’s Republic of China

The Bonds have not been and will not be registered under the Securities Law of the People’s Republic of China (as the same may be amended from time to time) and are not to be offered or sold to persons within the People’s Republic of China (excluding the Hong Kong and Macau Special Administrative Regions).

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

Notice to Residents of Japan

The Bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “SEL”), and may not be offered or sold in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the SEL, and in compliance with the other relevant laws and regulations of Japan.  As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Residents of Hong Kong

Each Underwriter has represented and agreed that:

(i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (a) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (b) to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder; or (c) in circumstances that do not result in the document being a “Prospectus” as defined in the Companies Ordinance (Cap. 32) of the laws of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and

(ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds that are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined under the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made under that Ordinance.

Notice to Residents of the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Bonds to the public in that Relevant Member State prior to the publication of a Prospectus in relation to the Bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Lead Underwriter(s) nominated by the issuing entity for any such offer;

(d)	if the denomination per Note being offered amounts to at least €50,000; or

(e)	in any other circumstances which do not require the publication by the issuing entity of a Prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be

CLECO KATRINA/RITA HURRICANE
RECOVERY FUNDING LLC	PRELIMINARY	February 13, 2008
TERM SHEET

varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Residents of the United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.